Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:02 PM 07/21/2011
FILED 06:02 PM 07/21/2011
SRV 110846638 – 4327769 FILE

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
Waxess Holdings, Inc.

Under Section 242 of the Delaware General Corporation Law

Waxess Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article FIRST, so that, as amended, said Article FIRST shall be and read as follows:

FIRST: The name of this Corporation is AirTouch Communications, Inc.

2.           The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 21st day of July, 2011.

/s/ Jerome S. Kaiser
Jerome S. Kaiser
Vice President and Chief Financial Officer